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                                     LEASE
                                 (GENERAL FORM)

1. PARTIES. This Lease, dated, for reference purposes only, October 11, 1993, is made by and between PERLIN DEVELOPMENT & ENGINEERING CORP. (herein called "Landlord" or "Lessor") LEONARD LIEBRAND, AN INDIVIDUAL DBA "FUTON WORLD" (herein "Tenant" or "Lessee").

2. PREMISES. Landlord hereby leases to Tenant and Tenant leases from Landlord for the term at the rental, and upon all of the conditions set forth herein, that certain real property situated in the City of Westminster, County of Orange, State of California commonly (known as 16591 Magnolia Street and described as SEE ATTACHED LEGAL DESCRIPTION (EXHIBIT "A")


Said real property, including the land and all improvements thereon, is herein called "the Premises".

3. TERM.

     3.1 Term. The term of this Lease shall be for Five years, commencing on March 1, 1994 and ending on February 28, 1999 unless sooner terminated pursuant to any provision hereof.

     3.2 Delay in Commencement. Notwithstanding said commencement date, if for any reason Landlord cannot deliver possession of the Premises to Tenant on said date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder or extend the term hereof, but in such case Tenant shall not be obligated to pay rent until possession of the Premises is tendered to Tenant;

     See Article 26 for option to renew

     3.3 Early Possession. In the event that Landlord shall permit Tenant to occupy the Premises prior to the commencement date of the term, such occupancy shall be subject to all of the provisions of this Lease. Said early possession shall not advance the termination date of this Lease.

     3.4 Delivery of Possession. Tenant shall be deemed to have taken possession of the Premises when any of the following occur: (a) Landlord delivers possession of the premises to Tenant and a Certificate of Occupancy is granted by the proper governmental agency, or (b) upon a Certificate from the Landlord's architect or contractor that the Premises are ready for occupancy.

4. RENT.

     4.1 Tenant shall pay to Landlord as rent for the Premises equal monthly installments of Four Thousand Seven Hundred Fifty Dollars & 00/100 ($4750.00) Dollars, in advance, on the first day of each month of the term hereof. Tenant shall pay Landlord upon the execution hereof the sum of Four Thousand Seven Hundred Fifty ($4750.00) Dollars as rent for Rental for early possession, if any, is waived.

     Rent for any period during the term hereof which is for less than one month shall be a pro rata portion of the monthly installment. Rent shall be payable without notice or demand and without any deduction, offset, or abatement in lawful money of the United States of America to Landlord at the address stated herein or to such other persons or at such other places as Landlord may designate in writing.

     4.2 Additional Charges. This Lease is what is commonly called a "net lease", it being understood that Landlord shall receive the rent set forth in
Article 4.1 free and clear of any and all impositions, taxes, real estate taxes, liens, charges or expenses of any nature whatsoever in connection with the ownership and operation of the Premises. In addition to the rent reserved by
Article 4.1, Tenant shall pay to the parties respectively entitled thereto all impositions, insurance premiums, operating charges, maintenance charges, construction costs, and any other charges, costs and expenses which arise or may be contemplated under any provisions of this Lease during the term hereof. All of such charges, costs and expenses shall constitute additional charges, and upon the failure of Tenant to pay any of such costs, charges or expenses, Landlord shall have the same rights and remedies as otherwise provided in this Lease for the failure of Tenant to pay rent. It is the intention of the parties hereto that this Lease shall not be terminable for any reason by the Tenant and that the Tenant shall in no event be entitled to any abatement of or reduction in rent payable hereunder, except as herein expressly provided. Any present or future law to the contrary shall not alter this agreement of the parties.

5. SECURITY DEPOSIT. Tenant shall deposit with Landlord upon opening for business the sum of FOUR THOUSAND SEVEN HUNDRED FIFTY DOLLARS & 00/100 (4750.00) Dollars as security for Tenant's faithful performance of Tenant's obligations hereunder. If Tenant fails to pay rent or other charges due hereunder or otherwise defaults with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant's default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit Tenant shall within ten
(10) days after written demand therefor deposit cash with Landlord in an amount to restore said deposit full amount hereinabove stated and Tenant's failure to do so shall be a breach of this Lease, and Landlord may at his option terminate this Lease. Landlord shall not be required to keep said deposit separate from its general accounts. If Tenant performs all of Tenant's obligations hereunder, said deposit or so much thereof as had not theretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) within fifteen (15) days after the expiration of the term hereof, or after Tenant has vacated the Premises, whichever is later.

     6.1 Use. The Premises shall be used and occupied only for FUTON AND RELATED FURNITURE &/OR ACCESSORIES STORE.

     6.2 Compliance with Law. Tenant shall, at Tenant's expense comply promptly with all applicable statutes, ordinances rules, regulations, orders and requirements in effect during the term or any part of the term hereof regulating the use by Tenant of the Premises. Tenant shall not use or permit the use of the Premises in any manner that will tend to create waste or nuisance or, if there shall be more than one tenant of the building con

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     the Premises, which shall tend to unreasonably disturb such other tenants.

     6.3 Condition of Premises. Tenant hereby accepts the Premises in their condition existing as of the date of the possession hereunder, subject to applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and accepts this lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Tenant acknowledges that neither Landlord nor Tenant's rent has made any representation or warranty as to the suitability of the Premises for the conduct of Tenant's business.

     6.4 Insurance Cancellation. Notwithstanding the provisions of Article 6.1 hereinabove, no use shall be made or permitted to be made of the Premises no acts done which will cause the cancellation of any insurance policy covering said Premises or any building of which the Premises may be a part, and if Tenant's use of the Premises causes an increase in said insurance rates, Tenant shall pay any such increase.

     6 5 Landlord's Rules and Regulations. Tenant shall faithfully observe and comply with the rules and regulations that Landlord shall from time to time promulgate. Landlord reserves the right from time to time to make all reasonable modifications to said rules and regulations. The additions and modifications to those rules and regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any of said rules and regulations by any other tenants or occupants.

7. MAINTENANCE REPAIRS AND ALTERATIONS.

     7.1 Tenant's Obligations. Tenant shall, during the term of this Lease, keep in good order, condition and repair, the Premises and every part thereof structural or non-structural and all adjacent sidewalks, landscaping, driveways, parking lots, fences and signs located in the areas which are adjacent to and included with the Premises. Landlord shall incur no expense nor have any obligation of any kind whatsoever in connection with maintenance of the Premises and Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord's expense or to terminate this Lease because of Landlord's failure to keep the Premises in good order, condition and repair.

     7.2 Surrender. On the last day of the term hereof, or on any sooner termination, Tenant shall surrender the Premises to Landlord in good condition, broom clean, ordinary wear and tear excepted. Tenant shall repair any damage to the Premises occasioned by its use thereof, or by the removal of tenant's trade fixtures, furnishings and equipment pursuant to Article 7.4(c), which repair shall include the patching and filling of holes and (except in case of emergency, in which case no notice is required.)

     7.3 Landlord's Rights. If tenant fails to perform Tenant's obligations under this Article 7, Landlord may at it's option (but shall not be required to) enter upon the Premises, after ten (10) days' prior written notice to Tenant and put the same in good order, condition and repair, and the cost thereof together with interest thereon at the rate of ten (10%) percent per annum shall become due and payable is additional rental to Landlord together with Tenant's next rental installment.

     7.4 Alterations and Additions.
          (a) Tenant shall not, without Landlord's prior written consent, make any alterations, improvements, or additions, in, on or about the Premises, except for non-structural alterations not exceeding $100 in cost. As a condition to giving such consent. Landlord may require that Tenant remove any such alterations, improvements, additions or utility installations at the expiration of the term, and to restore the Premises to their prior condition.
          (b) Before commencing any work relating to alterations, additions and improvements affecting the Premises, Tenant shall notify Landlord in writing of the expected date of commencement thereof. Landlord shall then have the right at any time and from time to time to post and maintain on the Premises such notices as Landlord reasonably deems necessary to protect the Premises and Landlord from mechanics' liens, materialmen's liens or any other liens. In any event, Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant at or for use in the Premises. Tenant shall not permit any mechanics or materialmen's liens to be levied against the Premises for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or to Tenant's agents or contractors in connection with work of any character performed or claimed to have been performed on the Premises by or at the direction of Tenant.
          (c) Unless Landlord requires their removal, as set forth in Article 7.4(a), all alterations, improvements or additions which may be made on the Premises, shall become the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the term. Notwithstanding the provisions of this Article 7.4(c), Tenant's machinery, equipment and other trade fixtures other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of Article 7.2.

8. INSURANCE INDEMNITY. (Lessee = Tenant Lessor = Landlord)

     8.1 Insuring Party. As used in this Paragraph 8, the term "insuring party" shall mean the party who has the obligation to obtain the Property insurance required hereunder. The insuring party shall be designated in Paragraph 46 hereof. In the event Lessor is the insuring party, Lessor shall also maintain the liability insurance described in paragraph 8.2 hereof, in addition to, and not in lieu of, the insurance required to be maintained by Lessee under said paragraph 8.2, but Lessor shall not be required to name Lessee as an additional insured on such policy. Whether the insuring party is the Lessor or the Lessee, Lessee shall, as additional rent for the Premises, pay the cost of all insurance required hereunder, except for that portion of the cost attributable to Lessor's liability insurance coverage in excess of $1,000,000 per occurrence. If Lessor is the insuring party Lessee shall, within ten (10) days following demand by Lessor, reimburse Lessor for the cost of the insurance so obtained.

     8.2 Liability Insurance. Lessee shall, at Lessees expense obtain and keep in force during the term of this lease a policy of Combined Single Limit, Bodily Injury and Property Damage insurance insuring Lessor and Lessee against any liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto Such insurance shall be a combined single limit policy in an amount not less than $2,000,000 occurrence. The policy shall insure performance by Lessee of the indemnity provisions of this Paragraph
8. The limits of said insurance shall not, however, limit the liability of Lessee hereunder.

     8.3 Property insurance.

          (a) The insuring party shall obtain and keep in force during the term of this Lease a policy or policies of insurance covering loss or damage to the Premises, in the amount of the full replacement value thereof, as the same may exist from time to time, but in no event less than the total amount required by lenders having liens on the Premises, against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, flood (in the event same is required by a lender having a lien on the Premises), and special extended perils ("all risk" as such term is used in the insurance industry). Said insurance shall provide for payment of loss thereunder to Lessor or to the holders of mortgages or deeds of trust on the Premises. The insuring party shall, in addition, obtain and keep in force during the term of this Lease a policy of rental value insurance covering a period of one year, with loss payable to Lessor, which insurance shall also cover all real estate taxes and insurance costs for said period. A stipulated value or agreed amount endorsement deleting the coinsurance provision of the policy shall be procured with said insurance as well as an automatic increase in insurance endorsement causing the increase in annual property insurance coverage by 2% per quarter. If the insuring party shall fail to procure and maintain said insurance the other party may but shall not be required to procure and maintain the same, but at the expense of Lessee. If such insurance coverage has a deductible clause, the deductible amount shall not exceed $1,000 per occurrence, and Lessee shall be liable for such deductible amount.
          (b) If the Premises are part of a larger building, or if the Premises are part of a group of buildings owned by Lessor which are adjacent to the Premises, then Lessee shall pay for any increase in the property insurance of such other building or buildings if said increase is caused by Lessee's acts, omissions, use or occupancy of the Premises.
          (c) If the Lessor is the insuring party the Lessor will not insure Lessee's fixtures, equipment or tenant improvements unless the tenant improvements have become a part of the Premises under paragraph 7, hereof. But if Lessee is the insuring party the Lessee shall insure its fixtures, equipment and tenant improvements.

          8.4 Insurance Policies. Insurance required hereunder shall be in companies holding a "General Policyholders Rating" of at least B plus, or such other rating as may be required by a lender having a lien on the Premises, as set forth in the most current issue of "Best's Insurance Guide". The insuring party shall deliver to the other party copies of policies of such insurance or certificates evidencing the existence and amounts of such insurance with loss payable clauses as required by this paragraph 8 No such policy shall be cancelable or subject to reduction of coverage or other modification on except after thirty (30) days' prior written notice to Lessor. If Lessee is the insuring party Lessee shall, at least thirty (30) days prior to the expiration of such policies, furnish Lessor with renewals or "binders" thereof, or Lessor may order such insurance and charge the cost thereof to Lessee which amount shall be by Lessee Upon demand Lessee shall not do or permit to be done anything which shall invalidate the insurance policies referred to in Paragraph 8.3. If Lessee does or permits to be done anything which shall increase the cost of the insurance policies referred to in Paragraph 8.3, then Lessee shall forthwith upon Lessor's demand reimburse Lessor for any additional premiums attributable to any act or omission or operation of Lessee causing Such increase in the cost of insurance. If Lessor is the insuring party, and if the insurance policies maintained hereunder cover other improvements in addition to the Premises, Lessor shall deliver to Lessee a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed.

     8.5 Waiver of Subrogation. Lessee and Lessor each hereby release and relieve the other, and waive their entire right of recovery against the other for loss or damage arising out of or incident to the perils insured against under paragraph 8.3, which perils occur in, on or about the Premises, whether due to the negligence of Lessor or Lessee or their agents, employees, contractors and/or invitees. Lessee and Lessor shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

     8.6 Indemnity. Lessee shall indemnify and hold harmless Lessor from and against any and all claims arising from Lessee's use of the Premises or from the conduct of Lessee's business or from any activity, work or things done, permitted or suffered by Lessee in or about the Premise's or elsewhere and shall further indemnify and hold harmless Lessor from and against any and all claims arising from any breech or default in the performance of any obligation on Lessee's part to be performed under the term of this Lease, or arising from any negligence of the Lessee, or any of Lessee's agents, contractors, or employees, and from and against all costs, attorney's fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Lessor by reason of any such claim, Lessee upon notice from Lessor shall defend the same at Lessee's expense by counsel satisfactory to Lessor. Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises arising from any cause and Lessee hereby waives all claims in respect thereof against Lessor.



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     8.7 Exemption of Lessor from Liability. Lessee hereby agrees that Lessor shall not be liable for injury to Lessee's business or any loss of therefrom or for damage to the goods, wares, merchandise or other property of Lessee, Lessee's employees, invitees, customers, or any other person in or about the Premises, nor shall Lessor be liable for injury to the person of Lessee, Lessee's employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said damage or injury results from conditions arising upon the Premises or upon other portions of the building of which the Premises area part, or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Lessee. Lessor shall not be liable for any damages arising from any act or neglect of any other tenant, if any, of the building in which the Premises are located.

9. DAMAGE OR DESTRUCTION

     9.1 In the event the improvements on the Premises are damaged or destroyed, partially or totally, from any cause whatsoever, whether or not such damage or destruction is covered by any insurance required to be maintained under Article 8, the Tenant shall repair, restore, and rebuild the Premises to their condition existing immediately prior to such damage or destruction and this Lease shall continue in full force and effect. Such repair, restoration and rebuilding [all of which are herein called the "repair"] shall be commenced within a reasonable time after such damage or destruction and shall be diligently prosecuted to completion. There shall be no abatement of rent or of any other obligation of Tenant hereunder by reason of such damage or destruction. The proceeds of any insurance maintained under Article 8.3 shall be made available to Tenant for payment of the cost and expense of the repair, provided, however, that such proceeds may be made available to Tenant subject to reasonable conditions including, but not limited to, architect's certification of costs and retention of a percentage of such proceeds pending final notice of completion. In the event that such proceeds are not made available to Tenant within ninety (90) days after such damage or destruction, Tenant shall have the option for thirty
(30) days, commencing on the expiration of such ninety (90) day period of canceling this Lease. If Tenant shall exercise such option, Tenant shall have no further obligation hereunder and shall have no further claim against Landlord; provided, however, that Landlord shall return to Tenant so much of Tenant's security deposit as has not theretofore been applied by Landlord. Tenant shall exercise such option by written notice to Landlord within said thirty (30) day period. In the event that the insurance proceeds are insufficient to cover the cost of the repair, then any amount in excess thereof required to complete the repair shall be paid by Tenant.

     9.2 Damage Near End of Term. If the Premises are partially destroyed or damaged during the last six (6) months of the term of this Lease, Landlord may, at Landlord's option, cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to Tenant of Landlord's election to do so within thirty (30) days after the date of occurrence of such damage.

     9.3 Prorations. Upon termination of this Lease pursuant to this Article 9, a pro rata adjustment of rent based upon thirty (30) day month shall be made. Landlord shall, in addition, return to Tenant so much of Tenant's security deposit as has not theretofore been applied by Landlord.

10. REAL PROPERTY TAXES. (Lessee = Tenant, Lessor = Landlord)

     10.1 Payment of Taxes. Lessee shall pay the real property tax, as defined in paragraph 10.2, applicable to the Premises during the term of this Lease. All such payments shall be made at least ten (10) days prior to the delinquency date of such payment. Lessee shall promptly furnish Lessor with satisfactory evidence that such taxes have been paid. If any such taxes paid by Lessee shall cover any period of time prior to or after the expiration of the term hereof, Lessee's share of such taxes shall be equitably prorated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Lessor shall reimburse Lessee to the extent required. If Lessee shall fail to pay any such taxes, Lessor shall have the right to pay the same, in which case Lessee shall repay such amount to Lessor with Lessee's next rent installment together with interest at the maximum rate then allowable by law.

     10.2 Definition of "Real Property Tax". As used herein, the term "real property tax" shall include any form of real estate tax or assessment, general special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance personal income or estate taxes) imposed on the Premises by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Lessor in the Premises or in the real property of which the Premises are a part, as against Lessor's right to rent or other income therefrom, and as against Lessor's business of leasing the Premises. The term "real property tax" shall also include any tax, fee, levy, assessment or charge (i) in substitution of, partially or totally, any tax, fee, levy, assessment or charge hereinabove included within the definition of "real property tax," or (ii) the nature of which was hereinbefore included within the definition of "real property tax," or
(iii) which is imposed for a service or right not charged prior to June 1, 1978, or, if previously charged, has been increased since June 1, 1978, or (iv) which is imposed as a result of a transfer, either partial or total, of Lessor's interest in the Premises or which is added to a tax or charge hereinbefore included within the definition of real property tax by reason of such transfer, or (v) which is imposed by reason of this transaction, any modifications or changes hereto, or any transfers hereof.

     10.3 Joint Assessment. If the Premises are not separately assessed, Lessee's liability shall be an equitable proportion of the real property taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Lessor from the respective valuations assigned in the assessor's work sheets, or such other information as may be reasonably available. Lessor's reasonable determination thereof, in good faith, shall be conclusive. Payment shall be made to Lessor within 10 days of submittal of a copy of paid tax bill.

     10.4 Personal Property Taxes.
          (a) Lessee shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the Premises or elsewhere. When possible, Lessee shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor.
          (b) If any of Lessee's said personal property shall be assessed with Lessor's real property, Lessee shall pay Lessor the taxes attributable to Lessee within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee's property.

11. COMMON AREAS & RECIPROCAL PARKING; See page 3(a) attached hereto.





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12. UTILITIES. Tenant shall pay for all water, gas, heat, light, power, telephone and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises.


13. Assignment AND SUBLETTING.

     13.1 Landlord's Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant's interest in this Lease or in the Premises without Landlord's prior written consent, which Landlord shall not unreasonably withhold. Any attempted assignment transfer mortgage encumbrance, or subletting without such consent shall be void and shall constitute a breach of the Lease. Any transfer of Tenant's interest in this Lease or in the Premises from Tenant by merger, consolidation, or liquidation,


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14. COMMON AREAS AND RECIPROCAL PARKING:

Parking, landscaping and other areas common with other tenants within the same building or other buildings on the property in the Lease from the State of California to Landlord shall be maintained in good and clean condition by said tenants, or at Landlord's option, Landlord may perform this work and after the end of the first month of the term hereof and monthly thereafter Tenant agrees to reimburse Landlord for Tenant's pro rata share of the expenses incurred by Landlord in so maintaining said common areas. Tenant's pro rata share shall be determined on the basis of the ratio between the area of the leased premises and the total area of the building in which the leased premises are located.*

Common area maintenance shall include, but not be limited to, all outside lighting and common signs (including electricity costs), irrigation (including water costs), asphalt and concrete paving, stripes, curbs and bumpers.

Tenant shall have the right to mark each of eight parking spaces marked in orange on Exhibit "B" with Tenant's name, but only after Tenant has determined reasonably that such marking is necessary in order to provide parking space for its customers. Landlord shall have the right to designate for other tenants of Landlord on any of the property described in Exhibit "A" no more than a total of 38 spaces for parking. The remaining spaces shall all be maintained as available to all tenants interchangeably.

Landlord agrees to cause all tenants to agree that employee' parking spaces shall be restricted, at the request of any tenant, to two such spaces for each Tenant.

Landlord agrees to cause all tenants of the property described in Exhibit "A" to conform to a reciprocal parking understanding whereby the tenant will be bound to the parking space limits and employee parking limits herein set forth.